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 FORM 3             U.S. SECURITIES AND EXCHANGE COMMISSION
--------                     WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

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
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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
                                              Statement                     Trading Symbol                      of Original
 GREENWICH AG                                 (Month/Day/Year)              VENTURI TECHNOLOGIES, INC. (VTIX)   (Month/Day/Year)
----------------------------------------                                 ------------------------------------
     (Last)     (First)     (Middle)               6/3/99                5. Relationship of Reporting        -----------------------
 NEUER WALL 32                             ----------------------------     Person to Issuer (Check          7. Individual or Joint/
----------------------------------------   3. IRS or Social Security        all applicable)                     Group Filing (check
             (Street)                         Number of Reporting              Director    X  10% Owner         applicable line)
                                              Person (Voluntary)         -----           -----                   X  Form filed by
 D-20354 HAMBURG, GERMANY                                                      Officer        Other (specify    --- One Reporting
--------------------------------------                                   -----           -----      below)          Person
      (City)      (State)      (Zip)       ----------------------------  (give title below)                         Form filed by
                                                                                                                --- More than One
                                                                         ------------------------------             Reporting Person
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            TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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    Common Stock                                    1,600,000                        D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
                                                        (Print or Type Responses)

*If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).                                   SEC 1473 (8-92)

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FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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   Warrant                       6/3/99    1/31/01        Common Stock     22,806     $30/share        D
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Explanation of Responses:

                                                                                     GREENWICH AG

                                                                                  By:/s/ Dr. RAINER BISCHOFF           6/28/99
**Intentional misstatements or omissions of facts constitute Federal Criminal        -------------------------------   -------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             Dr. Rainer Bischoff, Chief
                                                                                     Executive Officer
                                                                                     **Signature of Reporting Person   Date

Note. File three copies of this Form, one of which must be manually signed.                                                   Page 2
      If space provided is insufficient, See Instruction 6 for procedure.

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